The information contained within this Announcement is deemed by TransGlobe Energy Corporation to constitute inside information as stipulated under the Market Abuse Regulation (EU) No. 596/2014 as it forms part of UK law by virtue of the European Union (Withdrawal) Act 2018 (“MAR”).

TRANSGLOBE ENERGY CORPORATION ANNOUNCES

DECLARATION OF DIVIDEND

TSX & AIM: “TGL” & NASDAQ: “TGA”

Calgary, Alberta, March 16, 2022 – TransGlobe Energy Corporation ("TransGlobe" or the “Company”) announces that its Board of Directors has declared a dividend of US$0.10 per common share, which will be paid in cash on May 12, 2022 to shareholders of record on April 29, 2022. The ex-dividend date is April 28, 2022.

The dividend is designated as an eligible dividend under the Income Tax Act (Canada).

Shareholder Distributions

The Company has adopted a distribution policy to allocate a minimum of 75% of its annual free cash flow to its shareholders through dividends and share buybacks.  For these purposes, free cash flow is defined as net cash generated by operating activities less capital expenditures and debt repayments, calculated on an annual basis. The Company intends to assess its ability to pay a dividend on a semi-annual basis, with the regularity of its dividend payments correlated to its Egyptian operations’ cash flow.

In addition to dividends, the Company may consider the use of share buybacks to return capital to shareholders.  If the Company determines that share buybacks are appropriate, it will make a separate announcement to that effect.

Please see "Advisory on Forward-Looking Information and Statements" and "Distribution Advisory" at the end of this press release.

Randy Neely, President & Chief Executive Officer of TransGlobe

“We are very pleased to resume our dividend after a long hiatus.  The restart of our dividend has been planned since we approached the ratification and execution of the amendment, extension and merger of our Eastern Desert PSCs. The successful conclusion of the agreement earlier this quarter significantly improves the investment case and returns of our Egypt operations. That milestone, combined with continuing strong commodity prices, growing production and the free cash flow potential we have created in our Canadian properties, supports the reintroduction of a dividend. This also further supports the potential for strong distributions to our loyal shareholders going forward as cash collections permit.

Providing returns to shareholders is a key priority for management and the Board, while still maintaining a disciplined balance sheet.  As such, in order to mitigate liquidity risks, the Company intends to re-build an appropriate cash balance, having paid the initial modernization installments due under the merged concession agreement.”

About TransGlobe

TransGlobe Energy Corporation is a cash flow focused oil and gas exploration and development company whose current activities are concentrated in the Arab Republic of Egypt and Canada. TransGlobe’s common shares trade on the Toronto Stock Exchange and the AIM market of the London Stock Exchange under the symbol TGL and on the NASDAQ Exchange under the symbol TGA.

For further information, please contact:

TransGlobe Energy Corporation Randy Neely, President and CEO Eddie Ok, CFO	+1 403 264 9888 investor.relations@trans-globe.com http://www.trans-globe.com or via Tailwind Associates
Tailwind Associates (Investor Relations) Darren Engels	+1 403 618 8035 darren@tailwindassociates.ca http://www.tailwindassociates.ca
Canaccord Genuity (Nomad & Joint-Broker) Henry Fitzgerald-O’Connor James Asensio	+44(0) 20 7523 8000
Shore Capital (Joint Broker) Toby Gibbs John More	+44(0) 20 7408 4090

Advisory on Forward-Looking Information and Statements

Certain statements included in this news release constitute forward-looking statements or forward-looking information under applicable securities legislation. Such forward-looking statements or information are provided for the purpose of providing information about management's current expectations and plans relating to the future. Readers are cautioned that reliance on such information may not be appropriate for other purposes. Forward-looking statements or information typically contain statements with words such as "anticipate", “strengthened”, “confidence”, "believe", "expect", "plan", "intend", "estimate", "may", "will", "would" or similar words suggesting future outcomes or statements regarding an outlook. In particular, forward-looking information and statements contained in this document include, but are not limited to: the Company's payment of a dividend, including the amount and timing thereof; the Company's distribution policy and its plans to distribute a minimum of 75% of annual free cash flow to its shareholders through dividends and/or share buybacks; that the Company intends to assess its ability to pay a dividend on a semi-annual basis; TransGlobe's potential of providing strong distributions to its shareholders in the future; that the Company will re-build an appropriate cash balance; and other matters.

Forward-looking statements or information are based on a number of factors and assumptions which have been used to develop such statements and information but which may prove to be incorrect. Although the Company believes that the expectations reflected in such forward-looking statements or information are reasonable, undue reliance should not be placed on forward-looking statements because the Company can give no assurance that such expectations will prove to be correct. Many factors could cause TransGlobe's actual results to differ materially from those expressed or implied in any forward-looking statements made by, or on behalf of, TransGlobe. In this news release, assumptions have been made regarding, among other things, anticipated production volumes; the timing of drilling wells and mobilizing drilling rigs; the number of wells to be drilled; the Company's ability to obtain qualified staff and equipment in a timely and cost-efficient manner; the regulatory framework governing royalties, taxes and environmental matters in the jurisdictions in which the Company conducts and will conduct its business; future capital expenditures to be made by the Company; future sources of funding for the Company's capital programs; geological and engineering estimates in respect of the Company's reserves and resources; the geography of the areas in which the Company is conducting exploration and development activities; current commodity prices and royalty regimes; availability of skilled labour; future exchange rates; the price of oil; the impact of increasing competition; conditions in general economic and financial markets; availability of drilling and related equipment; effects of regulation by governmental agencies; future operating costs; uninterrupted access to areas of TransGlobe's operations and infrastructure; recoverability of reserves and future production rates; that TransGlobe will have sufficient cash flow, debt or equity sources or other financial resources required to fund its capital and operating expenditures and requirements as needed; that TransGlobe's conduct and results of operations will be consistent with its expectations; that TransGlobe will have the ability to develop its properties in the manner currently contemplated; current or, where applicable, proposed industry conditions, laws and regulations will continue in effect or as anticipated as described herein; that the estimates of TransGlobe's reserves and resource volumes and the assumptions related thereto (including commodity prices and development costs) are accurate in all material respects; that TransGlobe will have sufficient financial resources in the future to provide distributions to its shareholders; that the Board of Directors will declare dividends in the future; that rebuilding an appropriate cash base will successfully mitigate the Company's financial risks; and other matters.

Forward-looking statements or information are based on current expectations, estimates and projections that involve a number of risks and uncertainties which could cause actual results to differ materially from those anticipated by the Company and described in the forward-looking statements or information. These risks and uncertainties which may cause actual results to differ materially from the forward-looking statements or information include, among other things, operating and/or drilling costs are higher than anticipated; unforeseen changes in the rate of production from TransGlobe's oil and gas properties; changes in price of crude oil and natural gas; adverse technical factors associated with exploration, development, production or transportation of TransGlobe's crude oil reserves; changes or disruptions in the political or fiscal regimes in TransGlobe's areas of activity; changes in tax, energy or other laws or regulations; changes in significant capital expenditures; delays or disruptions in production due to shortages of skilled manpower equipment or materials; economic fluctuations; competition; lack of availability of qualified personnel; the results of exploration and development drilling and related activities; obtaining required approvals of regulatory authorities; volatility in market prices for oil; fluctuations in foreign exchange or interest rates; environmental risks; ability to access sufficient capital from internal and external sources; failure to negotiate the terms of contracts with counterparties; failure of counterparties to perform under the terms of their contracts; the Company will successfully drill less than the number of wells that it anticipates; the risk that TransGlobe does not have sufficient financial resources in the future to provide returns to its shareholders through dividends or share buybacks; the risk that the Board does not declare dividends in the future or that TransGlobe's distribution policy changes; and other factors beyond the Company's control. Readers are cautioned that the foregoing list of factors is not exhaustive. Please consult TransGlobe’s public filings at www.sedar.com and www.sec.goedgar.shtml for further, more detailed information concerning these matters, including additional risks related to TransGlobe's business.

The forward-looking statements or information contained in this news release are made as of the date hereof and the Company undertakes no obligation to update publicly or revise any forward-looking statements or information, whether as a result of new information, future events or otherwise unless required by applicable securities laws. The forward-looking statements or information contained in this news release are expressly qualified by this cautionary statement.

Distribution Advisory

The Company's future shareholder distributions, including but not limited to the payment of dividends and the acquisition by the Company of its shares, if any, and the level thereof is uncertain. Any decision to pay dividends (including the actual amount, the declaration date, the record date and the payment date in connection therewith) or acquire shares of the Company will be subject to the discretion of the Board of Directors of the Company and may depend on a variety of factors, including, without limitation the Company's business performance, financial condition, financial requirements, growth plans, expected capital requirements and other conditions existing at such future time including, without limitation, contractual restrictions and satisfaction of the solvency tests imposed on the Company under applicable corporate law. Further, any buyback shares of shares will be subject to regulatory approvals and compliance with all applicable laws. There can be no assurance that the Company will pay dividends or buyback any shares of the Company in the future

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